CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ParkerVision, Inc.

9446 Philips Highway, Suite 5A

Jacksonville, Florida 32256

We hereby consent to use in the Prospectus constituting a part of this Registration Statement of our report dated April 1, 2019, relating to the consolidated financial statements of ParkerVision, Inc. (the “Company”) as of and for the year ended December 31, 2018, which is contained in that Prospectus.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/BDO USA, LLP

Jacksonville, Florida 32202

April 21, 2020